Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:

Randy Burchfield

Senior Vice President

Corporate Communications

662-620-4136

John Copeland Joins BancorpSouth as Chief Financial Officer

TUPELO, MS - May 1, 2017 - BancorpSouth, Inc. (NYSE: BXS), the parent company of BancorpSouth Bank (collectively referred to as “BancorpSouth”), announces John G. Copeland has joined the company as Senior Executive Vice President, Treasurer and Chief Financial Officer.

“We are pleased to have John Copeland join the BancorpSouth team,” said Dan Rollins, BancorpSouth’s Chairman and Chief Executive Officer. “John’s experience as a CFO at two different publicly traded banks will serve our company well in driving change to expand our financial reporting systems and improve enterprise-wide efficiency.”

Copeland has more than 35 years of executive management experience with regional financial institutions in all aspects of accounting, financial reporting, investor relations, asset/liability management, mergers and acquisitions, and budgeting.

“Having served as CFO of the former First United Bancshares of El Dorado, Arkansas, prior to the holding company’s merger with BancorpSouth in 2000, I am excited to have the opportunity to return to BancorpSouth,” said Mr. Copeland.

Copeland is a graduate of the University of Memphis with a bachelor’s degree in accounting. He is a Certified Public Accountant licensed in the state of Tennessee and a member of the American Institute of Certified Public Accountants and the Tennessee Society of Certified Public Accountants.

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BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $14.9 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 234 full service branch locations as well additional mortgage, insurance, and loan production offices in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois. BancorpSouth is committed to a culture of respect, diversity, and inclusion in both its workplace and communities. To learn more, visit our Community Commitment page at www.bancorpsouth.com. “Like” us on Facebook; follow us on Twitter@MyBXS; or connect with us through LinkedIn.

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